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                                  EXHIBIT 99.3

                           DURA PHARMACEUTICALS, INC.
                          CANCELLATION/REGRANT PROGRAM
                                NOVEMBER 9, 1998
                         NOTICE OF GRANT OF STOCK OPTION

         Notice is hereby given of the following stock option grant (the "New Option") to purchase shares of Common Stock of Dura Pharmaceuticals, Inc. (the "Company"):

        OPTIONEE:  Robert S. Whitehead


        FORMERLY-GRANTED OPTION                             NEW OPTION
        HEREBY CANCELLED                                    HEREBY GRANTED
        ----------------                                    --------------
        GRANT DATE:  July 10, 1998                          GRANT DATE:  November 9, 1998
        OPTION PRICE:  $21.94 per share                     OPTION PRICE:  $10.31 per share
        NUMBER OF OPTION SHARES:  250,000 shares            NUMBER OF OPTION SHARES:  192,308 shares
        TYPE OF OPTION:  Non-Qualified Stock Option         TYPE OF OPTION:  Non-Qualified Stock Option
        EXPIRATION DATE:  July 10, 2008                     EXPIRATION DATE:  November 9, 2008


         EXERCISE SCHEDULE. The New Option shall become exercisable for the Option Shares in a series of installments as follows: the New Option will become exercisable for twenty-five percent (25%) of the Option Shares upon completion of one year of service measured from the New Option Grant Date, and the balance of the Option Shares shall become exercisable in equal daily installments over a period of three (3) years measured from the first anniversary of the New Option Grant Date. In no event shall any additional Option Shares vest after Optionee ceases to be employed by the Company.

         OTHER PROVISIONS. Optionee agrees to be bound by the terms and conditions of the Stock Option Agreement attached hereto as EXHIBIT A.

         NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Notice of Grant or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continued employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary employing Optionee) or Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's employment at any time for any reason whatsoever, with or without cause.

         THIS OPTION IS GRANTED IN FULL AND COMPLETE CANCELLATION OF THE FORMERLY-GRANTED OPTION IDENTIFIED ABOVE, AND OPTIONEE HEREBY AGREES AND ACKNOWLEDGES THAT OPTIONEE HAS NO FURTHER RIGHTS TO ACQUIRE ANY SHARES OF COMMON STOCK UNDER THE FORMERLY-GRANTED OPTION HEREBY CANCELLED.

DURA PHARMACEUTICALS, INC.

By: /s/  Cam L. Garner                         By: /s/  Robert S. Whitehead
    ------------------------------------           --------------------------
         Cam L. Garner                                  OPTIONEE
         Chairman & CEO                                 Robert S. Whitehead



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                                    EXHIBIT A

                             STOCK OPTION AGREEMENT
                           DURA PHARMACEUTICALS, INC.

                                    RECITALS

         A. The Board of Directors of Dura Pharmaceuticals, Inc. (the "Corporation") grants stock options to selected individuals for the purpose of attracting and retaining the services of persons who contribute to the growth and financial success of the Corporation.

         B. Optionee is a person who the Corporation believes has and will contribute to the growth and financial success of the Corporation.

                                    AGREEMENT

         NOW, THEREFORE, it is hereby agreed as follows:

         1. GRANT. Corporation hereby grants Optionee an option ("Option") to purchase shares of Common Stock of the Corporation ("Option shares") as specified in the attached Notice of Grant of Stock Option (the "Grant Notice") at an exercise price specified in the Grant Notice (the "Exercise Price") subject to the terms and conditions of this Agreement and the Grant Notice.

         2. VESTING OR EXERCISE PERIOD. Subject to the terms and conditions of this Agreement and that certain letter agreement dated July 1, 1998 between the Corporation and Optionee, this Option will vest as set forth in the Grant Notice. Provided, however, that this Option will expire at midnight on the expiration date shown in the Grant Notice, which date is 10 years after the Grant Date set in the Grant Notice (the "Expiration Date"), and this Option must be exercised, if at all, on or before the Expiration Date.

         3. DESIGNATION OF OPTION TYPE. Optionee understands that the Option is a non-qualified stock option.

         4.       TERMINATION.

                  (a) If Optionee ceases to be an employee of the Corporation or a subsidiary or parent of the Corporation for any reason except death or disability, this Option may be exercised (for shares vested on the date Optionee ceased to be an employee) within THREE (3) MONTHS after the date Optionee ceased to be an employee, but in no event later than the Expiration Date.

                  (b) If Optionee ceases to be an employee of the Corporation or a subsidiary or parent of the Corporation because of disability or death, this Option may be exercised (for shares vested on the date Optionee ceased to be an employee) within TWELVE (12) MONTHS after Optionee ceased to be an employee, but in no event later than the Expiration Date.

For purposes of this section, Optionee will be deemed an "employee" if Optionee is providing services as an independent contractor or consultant to the Corporation or a subsidiary or parent of the Corporation.

         5.       EXERCISE.

                  (a) This Option is exercisable by delivery of an executed Notice of Exercise, in a form satisfactory to the Corporation. The Notice of Exercise will set forth the Optionee's election to exercise this Option and the number of Option Shares being purchased.

                  (b) Full payment of the Exercise Price must be made in one or more of the following forms:


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                           (1)      check made payable to the Corporation;

                           (2)      promissory note;

                           (3)      shares of Common Stock of the Corporation
held for the requisite period to avoid a charge to the Corporation's earnings and valued as of the Exercise Date; or

                           (4)      delivery of a properly executed Notice of
Exercise, together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Exercise Price.

For purposes of subparagraphs (2) and (4) immediately above, the effective date of the exercise (the "Exercise Date") will be the date the Notice of Exercise is delivered to the Corporation. In all other cases, the Exercise Date will be the date on which the Notice of Exercise and actual payment are received by the Corporation.

         6. TRANSFERABILITY. This Option may be assigned in whole or in part during the Optionee's lifetime. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate. This Option may, after Optionee's death, be transferred by Will or state law of descent and distribution.

The terms of this Option are binding upon the executors, administrators, successors and assigns of Optionee.

         7. WITHHOLDING. Optionee agrees, as a condition to the exercise of this Option, to make appropriate arrangements with the Corporation or a subsidiary or parent of the Corporation employing Optionee for the satisfaction of any federal, state or local income or employment tax requirements applicable to the exercise of this Option or to the sale of shares acquired under this Option.

         8. ADJUSTMENTS. If any change is made to the Option Shares (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate or capital structure of the Corporation) then the Corporation will make appropriate adjustments to the kind, price per share and maximum number of shares subject to this Option. Adjustments made by the Corporation will be final, binding and conclusive. No adjustment will be made if such change results in the acceleration and termination of all outstanding options in accordance with the Acceleration and Termination of Options provisions of the following paragraph.

         9. ACCELERATION AND TERMINATION OF OPTIONS. In the event of one or more of the following transactions ("Corporate Transactions"):

                  (a) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation,

                  (b) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation,

                  (c) any reverse merger in which the corporation is the surviving entity but in which 50% or more of the Corporation's outstanding voting stock is transferred to holders different from those who held such securities immediately before the merger, or,

                  (d) an acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with, the Corporation) of ownership of more than 50% of the Corporation's outstanding Common Stock, pursuant to a tender or exchange offer


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then the Option holder may exercise this Option for all of the Option Shares, including shares previously unvested, provided the Option is exercised immediately before the consummation of the Corporate Transaction and before the Expiration Date. Upon consummation of the Corporate Transaction, this Option, to the extent not previously exercised, will terminate and cease to be exercisable.

         10. NOTICES. Any notice required to be given to the Corporation under this Agreement will be in writing and addressed to the Corporation and its corporate offices. Any notice required to be given to Optionee under this Agreement will be in writing and addressed to Optionee at the address specified in Optionee's employment file maintained by the Corporation. All notices will be deemed to have been given or delivered upon personal delivery or upon deposit in the United State mail, postage prepaid and properly addressed to the party to be notified.

         11. NO EMPLOYMENT CONTRACT. This Option shall not confer upon Optionee any right to continue in the employ of or to provide services to the Corporation or a subsidiary or parent of the Corporation or constitute any contract or agreement of employment or services or interfere in any way with the right of the Corporation or a subsidiary or parent of the Corporation to reduce such Optionee's compensation or to terminate Optionee's employment or services at any time, with or without cause.

         12. COMPLIANCE. This Option may not be exercised unless the exercise is in compliance with all applicable requirements of federal and state law and with the requirements of any stock exchange on which the Corporation's Common Stock may be listed at the time of exercise.

         13. SHAREHOLDER RIGHTS. Optionee will have no shareholder rights with respect to any Option Shares prior to the Exercise Date of the option.

         14. CORPORATION RIGHTS. The grant this Option shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.





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